Exhibit 10(e)
ARROW ELECTRONICS, INC.
EXECUTIVE SEVERANCE POLICY
(as adopted September 14, 2022, and effective August 10, 2022, prospectively)

This Arrow Electronics, Inc. Executive Severance Policy has been adopted by the Compensation Committee of the Board of Directors of the Company to apply to selected executive employees of the Company. In consideration of employment or continued employment, Executives will be eligible for coverage under the Policy for the payment of severance benefits upon termination of employment under certain circumstances, subject to the conditions set forth below. This Policy shall be effective as of the Effective Date as provided herein.
1.Definitions. As used herein, the following terms shall have the following respective meanings:
1.1“Accrued Rights” shall have the meaning given in Section 3.7 hereof.
1.2“Annual Bonus” means the annual bonus payable to Executive under the Company’s Management Incentive Compensation Plan (MICP) or such other or successor annual bonus program in which Executive participates from time to time.
1.3 “Cause” means, subject to the conditions below, (i) Executive’s conviction of (or plea of no contest or guilty to) a felony, (ii) Executive’s willful failure to perform, in any material respect, Executive’s material duties and responsibilities to the Company (other than any failure resulting from Executive’s physical or mental injury, illness or incapacity), (iii) Executive’s willful failure to comply, in any material respect, with any lawful policy adopted by the Company and communicated to Executive in writing, or (iv) Executive’s willful misconduct in performing Executive’s duties to the Company under this Policy. Notwithstanding the foregoing, any breach or failure described in clauses (ii), (iii), or (iv) above will constitute Cause only after (a) the Company delivers to Executive notice of the Company’s intention to terminate Executive’s employment for Cause, which notice describes in reasonable detail the alleged breach or failure constituting Cause and the related relevant facts and circumstances, and (b) Executive fails to cure that breach or failure within fifteen (15) business days following Executive’s receipt of the Company’s notice. No act or failure to act by Executive will be deemed to be “willful” under clauses (ii), (iii), or (iv) above if that act or failure to act was committed or omitted by Executive in good faith and in a manner he reasonably believed to be in the best interest of the Company.
1.4“Company” means Arrow Electronics, Inc., a New York corporation.
1.5“Code” means the Internal Revenue Code of 1986, as amended.
1.6“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.
1.7“Date of Termination” means the effective date of the relevant Executive’s termination of employment with the Company.

1.8“Disability” means due to illness, injury, or a physical or medically recognized mental condition, (i) Executive is unable to perform Executive’s duties and responsibilities with reasonable accommodation for one hundred twenty (120) consecutive calendar days, or one hundred eighty (180) calendar days during any twelve (12) month period, as determined by a physician agreed to by the Company and Executive, or (ii) Executive is considered disabled for purposes of receiving/qualifying for long-term disability benefits under any group long-term disability insurance plan or policy offered by Company in which Executive participates.
1.9“Effective Date” means April 1, 2013, or such later date as determined by the Compensation Committee with respect to an Executive.
1.10“Executive” means the following executive employees of the Company and its subsidiaries who are eligible to participate in the Policy: (i) the Chief Executive Officer and (ii) all other Executive Committee Members.
1.11“Participation Agreement” means an agreement between an Executive and the Company providing for the terms and conditions of an Executive’s participation in the Policy. A Participation Agreement is not required for participation in the Policy if an Executive is otherwise eligible to participate under the terms hereof.
1.12“Policy” means this Arrow Electronics, Inc. Executive Severance Policy.
1.13 “Severance Period” means the period of time to which the severance benefits under this Policy shall relate following the Date of Termination for a relevant Executive, as follows: (i) for the Chief Executive Officer, twenty-four (24) months, and (ii) for other Executive Committee Members, eighteen (18) months.
1.Term of Policy. The term of this Policy shall begin on the Effective Date and shall continue in effect until modified or terminated by the Company pursuant to Section 16 hereof.
2.Termination without Cause. The Company may terminate the employment of Executive for any reason and at any time, with or without Cause. In the event that the Company terminates the employment of Executive during the term of the Policy without Cause (as may be modified in an Executive’s Participation Agreement), Executive shall be entitled to the following rights and benefits under this Section 3, subject to Executive’s duty to mitigate under Section 3.9 hereof:
1.14Salary Continuation Payments. The Company will pay Executive salary continuation through the Severance Period at an annual rate equal to Executive’s then-current base salary. Salary continuation under this Section 3.1 shall be paid in equal monthly installments in accordance with the Company’s customary payroll practices.

1.15Annual Bonus Payments.
(i)    Pro-Rata Bonus. The Company will pay Executive a payment equal to the product of (A) the Annual Bonus, if any, that Executive would have earned for the calendar year in which the Date of Termination occurs, based on achievement of the applicable performance goals for each such calendar year, as uniformly applied to other Executives who remain employed and (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the calendar year of termination, and the denominator of which is the number of days in such calendar year (the “Pro-Rata Bonus”). This amount shall be paid on the date that Annual Bonuses are normally paid, but in no event later than March 15 of the year following the year in which the Date of Termination occurs;
(ii)    Bonus for Severance Period. The Company will pay Executive the Annual Bonus, if any, that Executive would have earned during the Severance Period (including pro rata portions for partial years during the Severance Period), based on the Company’s achievement of the applicable performance goals for each such calendar year, as uniformly applied to other Executives who remain employed, but adjusted to assume 0% achievement on “MBO/market share” performance measures (or comparable substitute measures). This amount shall be paid on the date that Annual Bonuses are normally paid, but in no event later than March 15 of the year following the year to which the applicable Annual Bonus relates.
1.16Treatment of Equity Awards.
(i)    Continued Vesting of Awards. Notwithstanding anything to the contrary provided in the applicable award agreement, any equity-based awards held by Executive immediately prior to the Date of Termination under the Company’s equity incentive compensation plans, including, without limitation, stock options, restricted stock units, and performance stock units, will continue to vest in accordance with their respective vesting schedules for the duration of the Severance Period, without regard to Executive’s continued employment and based, if applicable, on the Company’s achievement of the relevant performance goals for the relevant period, as uniformly applied to other Executives who remain employed and hold equity awards. Any Company equity-based awards that are not vested prior to the expiration of the Severance Period shall be forfeited.
(ii)    Exercise Period of Stock Options. Any vested stock options (by reason of Section 3.3(i) or otherwise) will remain exercisable until the expiration of the Severance Period or, if earlier, the original expiration date of such stock option as provided in the applicable award agreement, without regard to any other post-termination of employment exercise period specified therein.

1.17Health Benefit Coverage. The Executive and Executive’s eligible dependents will remain covered by the Company’s medical, vision, and dental plans under the same terms and conditions as an active employee through the date of the Executive’s termination of employment. As of the Executive’s employment termination date, such coverage will terminate, and the Company will pay to the Executive, in one lump sum payment, the equivalent cash value of the premiums for the coverage that Executive and Executive’s eligible dependents would have received (less the employee portion of the premiums for such benefits) under the Company’s health care plan, based on the level of coverage as of the employment termination date, during the Severance Period. Such payment shall be made within sixty (60) days after the employment termination date.
1.18COBRA. Executive shall be eligible for continuation of coverage for Executive and Executive’s eligible dependents under the Company’s medical, vision, and dental plans pursuant to the COBRA continuation of coverage provisions under such plans, at Executive’s sole expense under applicable COBRA rates, beginning upon the employment termination date.
1.19Outplacement Services. The Company will reimburse Executive for the cost of outplacement services up to a maximum of $75,000 for the Chief Executive Officer and $50,000 for other Executive Committee Members.
1.20Accrued Rights. Within fifteen (15) days following the Date of Termination, the Company will pay or provide Executive with (i) all accrued but unpaid base salary through the Date of Termination, (ii) vacation pay accrued but not used in accordance with the Company’s vacation pay policy, (iii) any previously awarded but unpaid Annual Bonus for a completed calendar year prior to the Date of Termination, (iv) any unreimbursed business expenses that are reimbursable under the Company’s business expense policy, and (v) all accrued rights and benefits under the employee benefit plans of the Company in which Executive is then participating, (collectively, the “Accrued Rights”).
1.21No Additional Rights. Executive’s participation under any benefit plan, program, policy, or arrangement sponsored or maintained by the Company shall cease and be terminated on the Date of Termination. Without limiting the generality of the foregoing, Executive’s eligibility for, and active participation in, any of the tax-qualified pension plans maintained by the Company will end as of the Date of Termination, and Executive will earn no additional benefits under those plans after that date. Executive shall be treated as a terminated employee for purposes of all such benefit plans and programs effective as of the Date of Termination and shall receive all payments and benefits due under such plans and programs in accordance with the terms and conditions thereof.

1.22Affirmative Duty to Mitigate. During the Severance Period, an Executive shall have an affirmative obligation to seek substitute employment that is reasonably comparable to Executive’s position with the Company, in order to mitigate the severance payments and benefits under this Section 3 (other than the Accrued Rights). Executive shall not be obligated to mitigate payments or benefits by accepting a new position which is not reasonably comparable to Executive’s employment with the Company. Any amounts payable or benefits provided by any such substitute employment shall offset the amounts and benefits under this Section 3; provided, however, that the vesting and exercise periods of any equity-based awards held by Executive shall not be affected by this Section 3.9 and shall continue as provided in Section 3.3. In the event of a breach of this Section 3.9 by Executive, the payments and benefits under this Section 3 shall cease. Executive shall have an affirmative obligation to inform the Company of Executive’s acceptance of any substitute employment during the Severance Period and shall respond to reasonable inquiries from the Company with respect to compliance with this Section 3.9.
3.Termination by Reason of Death or Disability. In the event that the employment of Executive is terminated during the term of the Policy by reason of death or Disability, Executive shall be entitled to the following rights and benefits under this Section 4:
1.23Annual Bonus. The Company will pay Executive the Pro-Rata Bonus, which shall be paid on the date that Annual Bonuses are normally paid, but in no event later than March 15 of the year following the year in which the Date of Termination occurs.
1.24 Treatment of Equity Awards.
(i)    Accelerated Vesting of Awards. Notwithstanding anything to the contrary provided in the applicable award agreement, all unvested equity-based awards, including, without limitation, stock options, restricted stock units or shares, and performance stock units or shares, shall vest immediately as of the date of death or Disability, as applicable.
(ii)    Exercise Period of Stock Options. Any vested stock options (by reason of Section 4.2(i) or otherwise) will remain exercisable until the expiration date of such stock option as provided in the applicable award agreement, without regard to any other post-termination of employment exercise period specified therein.
(iii)    Performance Stock Units. Notwithstanding anything to the contrary provided in the applicable award agreement, any shares to which Executive is entitled by reason of a vested performance stock unit (by reason of Section 4.2(i) or otherwise) shall be delivered to Executive within thirty (30) days of the date of death or Disability as follows: (a) if the date of death or Disability occurs before the end of the applicable performance cycle, Executive shall be entitled to the target number of performance stock units specified in the applicable award agreement; or (b) if the date of death or Disability occurs after the end of the applicable performance cycle, Executive shall be entitled to a number of performance stock units determined by reference to the Company’s actual performance for that cycle.
(iv)    Accrued Rights. Within fifteen (15) days following the date of death or Disability, the Company will pay or provide Executive with all Accrued Rights.

1.25Health Benefit Coverage. If Executive’s employment is terminated by reason of Executive’s Disability, the Company will provide to Executive and Executive’s eligible dependents continued medical coverage under the Company’s health plan at the same level of coverage to which Executive was entitled as of the date of Disability, subject to eligibility requirements and other conditions contained in the applicable plan, including the requirement that Executive continue to pay the “employee portion” of the cost thereof, for one hundred eighty (180) days following the date of Disability. The Executive and the Executive’s eligible dependents will remain covered by the Company’s medical, vision, and dental plans under the same terms and conditions as an active employee through the date of the Executive’s termination of employment by reason of the Executive’s Disability. As of the Executive’s termination by reason of Disability, such coverage will terminate, and the Company will pay to the Executive, in one lump sum payment, the equivalent cash value of the premiums for the coverage that Executive and Executive’s eligible dependents would have received (less the employee portion of the premiums for such benefits) under the Company’s health care plan, based on the level of coverage as of the employment termination date, for a period of one hundred eighty (180) days. Such payment shall be made within sixty (60) days after the Executive’s termination due to Disability. After such termination due to Disability, the Executive shall be eligible for continuation of coverage for the Executive and the Executive’s eligible dependents under the Company’s medical, vision, and dental plans pursuant to the COBRA continuation of coverage provisions of such plans, at the Executive’s sole expense under applicable COBRA rates, beginning upon the employment termination date.
1.26Life Insurance. If Executive’s employment is terminated by reason of Executive’s Disability, Executive’s life insurance policy under the Management Insurance Plan shall be transferred to Executive’s name, subject to the obligation of Executive to pay the future premiums therefor.
4.Termination by the Company for Cause. The Company may terminate the employment of Executive for any reason and at any time, with or without Cause. In the event that the Company terminates the employment of Executive during the term of the Policy for Cause, the Company will pay or provide Executive with all Accrued Rights.
5.Voluntary Termination; Retirement. Executive shall not be entitled to any payments or benefits under this Policy by reason of Executive’s voluntary termination of employment from the Company, except as otherwise provided in Executive’s Participation Agreement. This Policy shall have no effect on the rights and benefits to which Executive is entitled upon retirement under (without limitation) any retirement or savings plan of the Company (including the Company’s Supplemental Executive Retirement Plan (the “SERP”)), nor under the Company’s equity incentive compensation plans (including applicable award agreements), each of which shall be governed exclusively by the terms of such plans and agreements, as applicable.

6.Release.
1.27As a condition precedent to receiving the payments and benefits as provided herein, Executive will execute (and not revoke) a general release of claims (the “Release”), in the form attached as Exhibit A hereto. If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that Executive shall not be entitled to receive the payments and benefits described herein. For purposes of this Policy, the Release shall be considered to have been executed by Executive if it is signed by Executive’s legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of Executive’s death.
1.28Except as otherwise specified, payment of any amounts described hereunder that are subject to the Release will begin on the sixtieth (60th) day following the Date of Termination, with the first such payment to include any amounts attributable to payroll intervals occurring prior to such date, provided, however, that, to the extent that the payments are exempt from Section 409A, such exempt payments shall be made beginning with the first payroll date following the effectiveness of the Release.
7.Indemnification. The Company shall indemnify Executive for any and all liabilities to which Executive may be subject as a result of Executive’s employment with the Company, as well as the costs of any legal action brought by or threatened against Executive as a result of such employment, to the fullest extent permitted by law, in accordance with the Company’s by-laws.
8.Restrictive Covenants. In consideration of Executive’s employment by the Company and the rights and benefits of Employee provided by this Policy, on the Effective Date, Executive will enter into the Restrictive Covenants Agreement in the form attached as Exhibit B hereto.
9.Compliance with Section 409A.
1.29 Six Month Delay for Specified Executives. If any payment, compensation or other benefit provided to Executive in connection with Executive’s employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after Executive’s employment is terminated (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Policy.

1.30Compliance. To the extent applicable, it is intended that this Policy comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Policy shall be construed, administered, and governed in a manner consistent with this intent. If and to the extent that any payment or benefit under this Policy is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable to Executive by reason of Executive’s termination of employment, then such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Section 409A of the Code. Each severance payment under this Policy will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code. In no event will the Company or its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
10.Withholding Taxes. All compensation payable pursuant to this Policy shall be subject to reduction by all applicable withholding, social security, and other federal, state, and local taxes and deductions, and the Company shall be authorized to make all such withholdings to the extent it determines necessary under applicable law.
11.Acknowledgment. Executive acknowledges that this Policy does not constitute a contract of employment or impose on the Company any obligation to retain Executive as an employee and that this Policy does not prevent Executive from terminating employment at any time.
12.Non-Duplication of Benefits; CIC Agreements. The Severance Benefit under this Policy is not intended to duplicate any other benefits provided by the Company in connection with the termination of an employee’s employment, such as wage replacement benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under any other benefit plans, severance programs, employment contracts, or applicable federal or state laws, such as the WARN Acts. Should such other benefits be payable, the Severance Benefits under this Policy will be reduced accordingly or, alternatively, Severance Benefits previously paid under this Policy will be treated as having been paid to satisfy such other benefit obligations. In either case, the Company will determine how to apply this provision and may override other provisions in this Policy in doing so. In addition, and notwithstanding anything else provided herein, to the extent Executive is entitled to severance payments and benefits upon termination of employment under the Company’s Executive Change in Control Retention Agreement, this Policy will cease to apply, and Executive’s entitlement to severance benefits shall be governed solely by the Change in Control Agreement.

13.Parachute Payments. Notwithstanding anything in this Policy to the contrary, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to or for the benefit of Executive, whether paid or payable pursuant to this Policy (including, without limitation, the accelerated vesting of any equity or incentive awards held by Executive) or otherwise would be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall be entitled to receive (A) the greatest amount so that no portion the payments shall be an excess parachute payment (the “Limited Amount”), or (B) if the amount of payments otherwise paid or provided (without regard to clause (A)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code) would be greater than the Limited Amount reduced by all taxes applicable thereto, then the amount of payments shall be the amount otherwise payable. Any reductions described in the preceding sentence shall be done in the manner that is least economically disadvantageous to Executive. Where the decision to cut back between two amounts is economically equivalent, but the amounts are payable at different times, the amounts will be reduced on a pro rata basis.
14.Administration. The Compensation Committee is responsible for the administration of this Policy and shall have all powers and duties necessary to fulfill its responsibilities. The Compensation Committee shall determine any and all questions of fact, resolve all questions of interpretation of the Policy which may arise, and exercise all other powers and discretion necessary to be exercised under the terms of the Policy which it is herein given or for which no contrary provision is made. The Compensation Committee shall have full power and discretion to interpret the Policy and related documents, to resolve ambiguities, inconsistencies, and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Executive or other employee, in accordance with the provisions of the Policy. The Compensation Committee’s decision with respect to any matter shall be final and binding on all parties concerned. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. The Compensation Committee may, from time to time, by the action of its appropriate officers, delegate to designated persons or entities the right to exercise any of its powers or the obligation to carry out its duties under the Policy.
15.Amendment and Termination. The Company reserves the right to amend or terminate this Policy at any time and in any manner, without consent or advance notice to Executives or other employees. No amendment or termination of the Policy shall affect the rights of an Executive whose Date of Termination has occurred prior to the date of such amendment or termination of the Policy and who remains entitled to severance payments or benefits under this Policy. The application of any amendment or termination of this Policy to an individual Executive is subject to the terms of such Executive’s Participation Agreement, if applicable.

EXHIBIT A
RELEASE
EXECUTIVE_NAME (“Executive”) hereby executes this Release of Claims (this “Release”) as of the date hereof, pursuant to the terms of Executive Severance Policy of Arrow Electronics, Inc. (the “Company”), as in effect on the date hereof (the “Severance Policy”). As of the date hereof, Executive and the Company have also entered into a Restrictive Covenants Agreement (the “Restrictive Covenants Agreement”) pursuant to the terms of the Severance Policy.
1.    Executive Severance Policy
    Executive has been terminated from employment with the Company under circumstances that entitle Executive to certain rights and benefits under the Severance Policy, subject to the terms of this Release. The rights and benefits of Executive under the Severance Policy are in consideration of and subject to Executive’s execution, nonrevocation, and compliance with the terms of this Release.
2.    Release of Claims by Executive
a.With the intention of binding Executive and Executive’s heirs, executors, administrators and assigns (collectively, and together with Executive, the “Executive Releasors”), Executive hereby releases, remises, acquits and forever discharges the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, and the successors, predecessors, and assigns of each of the foregoing (collectively, and together with the members of the Company Affiliated Group, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees, and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that arise out of, or relate in any way to, Executive’s employment with the Company or the termination of such employment (collectively, “Released Claims”) and that Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including any and all Released Claims (i) arising out of or in any way connected with Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity (including as an employee, officer or director), or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm, or other tort, (iv) for any violation of applicable federal, state, or local labor and employment laws (including all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state, or local statute, provision, order, or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only that no claim in respect of any of the following rights shall constitute a Released Claim:

1.any right arising under, or preserved by, this Release or the Severance Policy;
2.any claim related solely to Executive’s status as an equityholder of the Company or any affiliate thereof;
3.for avoidance of doubt, any right to indemnification under (i) applicable law, (ii) the Severance Policy, (iii) the by-laws or certificate of incorporation of any Company Released Party, (iv) any other agreement between Executive and a Company Released Party or (v) as an insured under any director’s and officer’s liability insurance policy now or previously in force; or
4.for avoidance of doubt, any claim for benefits under any health, disability, retirement, life insurance, or similar employee benefit plan of the Company Affiliated Group.
a.Nothing in this Release is intended to or does prevent Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or from cooperating in the investigation of any such possible violations of federal or state law to the extent required or compelled by law, legal process, or subpoena.
b.In the event any action, suit, claim, charge, or proceeding within the scope of this Section 2 is brought by any government agency, putative class representative, or other third party to vindicate any alleged rights of Executive, Executive hereby waives any right to monetary relief arising from any such action, suit, claim, charge, or proceeding, and if any monetary damages, inclusive of attorneys’ fees, are required to be paid to Executive by the Company as a consequence of such action, suit, claim, charge or proceeding, Executive shall repay all such amounts to the Company within ten (10) calendar days of Executive’s receipt thereof.
c.The amounts and other benefits set forth in the Severance Policy, to which Executive would not otherwise be entitled, are being paid to Executive in return for Executive’s execution and nonrevocation of this Release and Executive’s agreements and covenants contained in the Restrictive Covenants Agreement. Executive acknowledges and agrees that the release of claims set forth in this Section 2 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
d.The release of claims set forth in this Section 2 applies to any relief in respect of any Released Claim of any kind, no matter how called, including wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses. Executive specifically acknowledges that Executive’s acceptance of the terms of the release of claims set forth in this Section 2 is, among other things, a specific waiver of Executive’s rights, claims, and causes of action under Title VII, ADEA, and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive.

3.Voluntary Execution of Agreement.
BY EXECUTIVE’S SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT:
b.EXECUTIVE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;
c.IF EXECUTIVE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) CALENDAR DAYS, EXECUTIVE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;
d.EXECUTIVE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS AFTER EXECUTIVE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH (7TH) CALENDAR DAY AFTER THE DAY ON WHICH EXECUTIVE SIGNED THIS RELEASE;
e.THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE FOREGOING SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED;
f.THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE FOREGOING REVOCATION PERIOD REFERRED TO IN SECTION 3(c), AND FOLLOWING SUCH REVOCATION PERIOD EXECUTIVE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;
g.EXECUTIVE IS AWARE OF EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY, IS BEING ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;
h.NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THE SEVERANCE POLICY AND THIS RELEASE;
i.EXECUTIVE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT EXECUTIVE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE SEVERANCE POLICY, AND WARRANTS AND REPRESENTS THAT EXECUTIVE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.
[Signature page follows]

IN WITNESS WHEREOF, Executive has acknowledged, executed and delivered this Release as of _____________.

    ARROW ELECTRONICS, INC.

    ____________________________

    EXECUTIVE:

    ____________________________

EXHIBIT B
RESTRICTIVE COVENANTS AGREEMENT
    THIS RESTRICTIVE COVENANTS AGREEMENT (the “Agreement”) is made as of EFFECTIVE_DATE, (the “Effective Date”) by and between Arrow Electronics Inc. (the “Company”) and EXECUTIVE_NAME (“Executive”), pursuant to the terms of Executive Severance Policy as in effect on the date hereof (the “Severance Policy”).
WHEREAS, Executive acknowledges and recognizes the highly competitive nature of the business of the Company;
WHEREAS, Executive acknowledges that Executive has been and/or will be provided with access to the Company’s trade secrets and other confidential and proprietary information and will be provided with the opportunity to develop relationships with clients, prospective clients, employees, and other agents of the Company, which, in each case, Executive acknowledges and agrees constitutes valuable assets of the Company;
WHEREAS, in connection with Executive’s execution of the Severance Policy, Executive agrees to be subject to the restrictive covenants as set forth in this Agreement;
NOW. THEREFORE, for good and valuable consideration, including Executive’s rights under the Severance Policy, as of the Effective Date, the parties agree as follows:
1.Restrictive Covenants.
(a)    Disclosure of Information. During the period of Executive’s employment with the Company (the “Period of Employment”) and for all periods thereafter, Executive will not, directly or indirectly, use, attempt to use, disclose, or otherwise make known Company Information (as defined below) to any person or entity (other than to the Board of Directors of the Company or otherwise in the course of the business of the Company, its subsidiaries or affiliates and except as may be required by applicable law).
(i)“Company Information” shall include all of the Company’s trade secrets (that is, any information that derives independent economic value from not being generally known or readily ascertainable by the public, whether or not written or stored in any medium), including without limitation, the identity, preferences and selling and purchasing tendencies of actual Company suppliers and customers and their respective decision-makers; the Company’s marketing plans, information and/or strategies for the development and growth of the Company’s products, its business and/or its customer base; the terms of the Company’s deals and dealings with its customers and suppliers; information regarding employees, including but not limited to their skills, training, contacts, prospects, and abilities; the Company’s unique sales training techniques and programs; the Company’s costs, prices, technical data, inventory position and data processing and management information systems, programs, and practices; the Company’s inventions, discoveries, processes, formulae, and related data and records; and the Company’s personnel policies and procedures and any other information regarding human resources at the Company obtained in the course of Executive’s employment with the Company.

(ii)“Company Information” does not include: (1) information the Executive obtained through general training, knowledge, skill, or experience, whether gained in the course of the Executive’s employment with the Company or otherwise; (2) information that is readily ascertainable to the public; or (3) information that the Executive otherwise has a right to disclose as legally protected conduct.
(b)Non-Competition. During the Restricted Period, (as defined below), and in any geographic area in which the Executive had Company-related responsibilities during the Executive’s employment with the Company, the Executive will not, directly or indirectly, engage in or become interested in (whether as an owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise):
(i)the business of two-tier distribution of enterprise IT solutions, distributing electronic parts, components, supplies or systems, system assembly, production, and development of information databases, online engineering tools, and reverse logistics, providing services to industrial and commercial users of electronic components, providing enterprise computing solutions; or
(ii)any of the following entities, including such entities’ affiliates or subsidiaries: Apollo Global Management, Inc.; Avnet, Inc.; Carahsoft Technology Corp; China Electronic Appliance Corporation; D&H Distributing; Digikey Electronics; Exclusive Networks Ltd.; Future Electronics; HNA Group Co., Ltd.; IHS Markit Ltd.; Future Electronics; Mouser Electronics; Premier Farnell Corporation; Richardson Electronics, Ltd.; RFMW, LTD.; Rutronik Elektronische Bauelemente GmbH; ScanSource, Inc.; SYNNEX Corporation; Wayside Technology Group; WPG Holdings; and WT Microelectronics Co., Ltd. (the “Non-Compete Entities”); or
(iii)any other Competing Business in any geographic area in which the Executive had Company-related responsibilities. “Competing Business” means any business which, directly or indirectly, provides the same or substantially similar products or services as those provided by the organization, business units or groups, or any other business in which the Company engages a as of the Date of Termination (as defined in the Severance Policy), or any other business that is competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates.
(iv)Provided, however, that nothing contained herein shall prevent the Executive from acquiring or owning less than one percent (1%) of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System, if such investment is otherwise permitted by the Company's Human Resource and Conflict of Interest policies.
(v)The “Restricted Period” means a period of time beginning on the effective date of the Executive’s termination of employment with the Company for any reason and ending after twenty-four (24) months for the Chief Executive Officer and eighteen (18) months for other Executive Committee Members.

(vi)In the event that this Section 1 or any provisions herein are deemed invalid, illegal, or unenforceable, the court shall modify such provisions to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If Section 1 or any provisions herein are deemed invalid, illegal, or unenforceable and cannot be reformed, such provisions shall be considered severable, and the remaining provisions will continue in full force and effect.
(c)Non-Solicitation of Business. In order to protect the Company’s trade secrets, defined in Section (1)(a)(i) as Company Information, during the Restricted Period, Executive will not, directly or indirectly, solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, from any person, firm, or other entity which, during the Period of Employment or the Restricted Period, is or was a supplier or customer, or prospective supplier or customer, of the Company, its subsidiaries or affiliates. In the event that this provision is deemed invalid, illegal, or unenforceable, the court shall modify this provision to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If this provision is deemed invalid, illegal, or unenforceable and cannot be reformed, this provision shall be considered severable, and the remaining provisions will continue in full force and effect.
(d)Non-Solicitation of Personnel. In order to protect the Company’s trade secrets, defined in Section (1)(a)(i) as Company Information, during the Restricted Period, Executive will not, directly or indirectly, employ, retain, solicit, or arrange to have any other person, firm, or other entity employ, retain, or solicit, or otherwise participate in the employment, retention, or solicitation of any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve (12) consecutive months immediately preceding such employment or retention. In the event that this provision is deemed invalid, illegal, or unenforceable, the court shall modify this provision to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If this provision is deemed invalid, illegal, or unenforceable and cannot be reformed, this provision shall be considered severable, and the remaining provisions will continue in full force and effect.
(e)Non-Disparagement. During the Period of Employment, the Restricted Period, and thereafter, Executive will not make any disparaging statements about the Company, any of its subsidiaries or affiliates, or any of their respective officers and directors.
(f)Preservation of Business. During the Period of Employment, Executive will use Executive’s best efforts to advance the business and organization of the Company, its subsidiaries and affiliates, to keep available to the Company, its subsidiaries and affiliates, the services of present and future employees and to advance the business relations with its suppliers, distributors, customers and others.

(g)Patents and Copyrights, etc. Executive agrees, without additional compensation, to make available to the Company all knowledge possessed by Executive relating to any methods, developments, inventions, processes, discoveries, or improvements (whether patented, patentable or unpatentable) which concern in any way the business of the Company, its subsidiaries or affiliates, whether acquired by Executive before or during Executive’s Period of Employment. Any methods, developments, inventions, processes, discoveries, or improvements (whether patented, patentable or unpatentable) which Executive conceived of or made, related directly or indirectly to the business or affairs of the Company, its subsidiaries or affiliates, or any part thereof, during the Period of Employment, shall be and remain the property of the Company. Executive agrees promptly to communicate and disclose all such methods, developments, inventions, processes, discoveries, or improvements to the Company and to execute and deliver to it any instruments deemed necessary by the Company to affect the disclosure and assignment thereof to it. Executive also agrees, on request and at the expense of the Company, to execute patent applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of Letters Patent in the United States or any other country and for the assignment to the Company of any patents which may be issued. The Company shall indemnify and hold Executive harmless from any and all costs, expenses, liabilities, or damages sustained by Executive by reason of having made such patent applications or being granted such patents.
(h)Writings and Other Materials. Any writings or other materials written or produced by Executive or under Executive’s supervision (whether alone or with others and whether or not during regular business hours), during the Period of Employment which are related, directly or indirectly, to the business or affairs of the Company, its subsidiaries or affiliates, or are capable of being used therein, and the copyright thereof, common law or statutory, including all renewals and extensions, shall be and remain the property of the Company. Executive agrees promptly to communicate and disclose all such writings or materials to the Company and to execute and deliver to it any instruments deemed necessary by the Company to affect the disclosure and assignment thereof to it. Executive further agrees, on request and at the expense of the Company, to take any and all action deemed necessary by the Company to obtain copyrights or other protections for such writings or other materials or to protect the Company’s right, title and interest therein. The Company shall indemnify, defend, and hold Executive harmless from any and all costs, expenses, liabilities, or damages sustained by Executive by reason of Executive’s compliance with the Company’s request.
(i)Return of Documents. Executive will promptly furnish in writing to the Company, its subsidiaries, or affiliates any information reasonably requested by the Company (including any third-party confirmations) with respect to any activity or interest Executive may have in any business.
(j)Acknowledgment. Executive agrees and acknowledges that the restrictions in this Section 1 are reasonable in scope and duration.

2.    Enforcement
(a)    Executive acknowledges and agrees that the Restricted Period is reasonable and properly required for the adequate protection of the business and the goodwill of the Company. In the event the Restricted Period is deemed to be unreasonable by any court of competent jurisdiction, Executive agrees to the reduction of the Restricted Period to such period which such court shall deem reasonable. Executive acknowledges that the Company has no adequate remedy at law and will be irreparably harmed if Executive breaches or threatens to breach the provisions of this Agreement, and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of this Agreement, and that the Company shall be entitled to specific performance of the terms of this Agreement in addition to any other legal or equitable remedy it may have. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.
(b)    Except as expressly herein provided, nothing contained herein is intended to prevent Executive, at any time after the effective date of Executive’s termination, from either (i) being gainfully employed or (ii) exercising Executive’s skills and abilities, provided in either case the provisions of this Agreement are complied with.
3.    Consideration. Executive acknowledges that Executive’s severance entitlements under the Severance Policy between the Company and Executive constitute valid consideration for the promises and commitments made in this Agreement.
4.    General Terms
(a)    Integration, Governing Law, Choice of Forum. This Agreement shall be construed and governed in all respects according to the laws of the State of Colorado without regard to principles of conflict of laws. Any action for injunctive relief under this Agreement shall be settled exclusively by a state or Federal court located in the State of Colorado. Any other dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in Denver, Colorado in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of the outcome, each party shall pay all of its own costs and expenses, including attorneys’ fees.
(b)    Severability. In the event that one or more provisions in this Agreement are deemed invalid, illegal, or unenforceable, the court making such determination shall modify the provisions to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If any such provisions are deemed invalid, illegal, or unenforceable and cannot be reformed, those provisions shall be considered severable, and the remaining provisions will continue in full force and effect.

(c)    Non-Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or Executive without written consent signed by the other party, provided that the Company may assign the Agreement to any successor that continues the business of the Company. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.
(d)     Headings. The headings in this Agreement are included for the convenience of reference only and shall not affect the interpretation of this Agreement.
(e)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have acknowledged, executed, and delivered this Agreement as of the date noted below.

ARROW ELECTRONICS, INC.

Gretchen Zech
Senior Vice President, Chief Governance, Sustainability, and Human Resources Officer

EXECUTIVE:

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EXECUTIVE_NAME            DATE

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